Exhibit 10.5

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT, dated as of September 14, 2022 (this “Agreement”), is entered into by and between NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Dong-A ST Co., Ltd., a Korean company (“Dong-A”).

Whereas, the Company and Dong-A are party to that certain Securities Purchase Agreement, dated as of September 14, 2022 (as it may be amended from time to time, the “Purchase Agreement”);

Whereas, following receipt of the Stockholder Approval, the shares of Preferred Stock issued to Dong-A in connection with the transactions contemplated by the Purchase Agreement will automatically convert to shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”);

Whereas, the parties hereto desire to enter into this Agreement to establish certain agreements relating to the appointment of directors; and

Whereas, as a condition to the willingness of each party hereto to enter into and perform its obligations under the Purchase Agreement, each party hereto has requested that the other party hereto enter into this Agreement, and each party hereto has agreed to do so in order to induce the other party hereto to enter into, and in consideration of it entering into, the Purchase Agreement.

Now, Therefore, in consideration of the foregoing, including the willingness of the parties hereto to enter into the Purchase Agreement, and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. As used herein:

(a)            “Applicable Threshold” shall have the meaning set forth in Section 2(b) hereof.

(b)            “Beneficial Ownership” or “Beneficially Own” shall have the meaning given to it in the Registration Rights Agreement.

(c)            “Company Common Stock” shall have the meaning set forth in the Recitals hereto.

(d)            “DA Designees” shall have the meaning set forth in Section 2(a) hereof.

(e)            “Necessary Action” shall mean with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to the Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) causing members of the Board, subject to any fiduciary duties that such members may have as directors of the Company (including pursuant to Section 2(c)), to act in a certain manner, including causing members of the Board or any nominating or similar committee of the Board to recommend the appointment of any DA Designees as provided by this Agreement.

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2.	Appointment of Directors.

(a)            From and after the Company obtaining the Stockholder Approval, Dong-A shall have the right, subject to the terms hereof, to designate for appointment to the Board that number of directors commensurate with Dong-A’s and its Affiliates’ collective Beneficial Ownership of the Company Common Stock outstanding, with the number of directors that Dong-A is entitled to designate rounded up to the nearest whole number (the “DA Designees”). Upon obtaining the Stockholder Approval, to the extent necessary to permit the designation of the DA Designees, the size of the Board shall be increased to that number of directors that would permit Dong-A to designate a number of directors to fill the vacancies created thereby that is commensurate with Dong-A’s and its Affiliates’ collective Beneficial Ownership of the Company Common Stock outstanding at such time (taking into account any DA Designees already serving on the Board at such time). By way of example, if upon obtaining the Stockholder Approval, Dong-A and its Affiliates collectively Beneficially Own 46% of the Company Common Stock outstanding, and immediately prior to the Stockholder Approval the Board is comprised of seven (7) directors including one (1) DA Designee, the Company would be required to increase the size of the Board to twelve (12) directors and Dong-A would have the right to appoint five (5) DA Designees to fill the vacant Board seats resulting from such increase, such that, effective upon receipt of the Stockholder Approval, Dong-A would have the right to designate six (6) of twelve (12) directors constituting the Board. Effective upon obtaining the Stockholder Approval, the Board will be reclassified so that DA Designees shall be allocated to the classes of directors with the longest then-remaining terms under the Company’s certificate of incorporation and amended and restated bylaws.

(b)            With respect to the DA Designees, the Company shall take all Necessary Action to include in the slate of nominees recommended by the Nominating and Corporate Governance Committee and the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, and to solicit proxies or consents in favor thereof, the DA Designees, subject to the respective approval of such individual for nomination by the Nominating and Corporate Governance Committee and the Board, which approval shall not be unreasonably withheld, conditioned or delayed (subject to the last sentence of Section 2(d) and Section 2(e)); provided, however that (x) Dong-A shall confirm the number of shares of Company Common Stock Beneficially Owned by Dong-A and its Affiliates as of the record date for any such stockholder meeting so that Dong-A’s designation rights hereunder may be adjusted to reflect any increase or decrease in such Beneficial Ownership, and (y) Dong-A shall provide prompt written notice to the Company and the Board at such time that Dong-A’s and its Affiliates’ collective Beneficial Ownership decreases to an amount that is less than 5% of the Company Common Stock outstanding (the “Applicable Threshold”), at which time, upon the request of the Board, Dong-A shall promptly cause the DA Designees to resign effective immediately and Dong-A shall no longer have the right to designate any directors to the Board. For the avoidance of doubt, Dong-A acknowledges and agrees that this Agreement does not in any way restrict the Company’s rights with respect to calling and holding any annual meeting of stockholders, including the right of the Company to adjourn, postpone, recess or delay the date of such annual meetings consistent with applicable Law and the Board’s fiduciary duties. For so long as Dong-A Beneficially Owns shares of Common Stock in excess of the Applicable Threshold, the number of directors constituting the Board shall not be increased without Dong-A’s prior written approval. If any director other than DA Designees resigns and is not replaced by the Nominating and Corporate Governance Committee and the Board with thirty (30) days, the number of DA Designees shall be recalculated and if Dong-A is then entitled to fewer DA Designees, Dong-A shall cause such number of DA Designees to resign so that the number of DA Designees will be commensurate with Dong-A’s and its Affiliates’ collective Beneficial Ownership of the Company Common Stock outstanding at such time; provided that if a Company Director is later appointed to such vacant Board seat, Dong-A shall be entitled to designate an additional DA Designee to the Board.

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(c)            Subject to Section 2(b) if a DA Designee (or any successor designee previously appointed pursuant to this Section 2(c)) dies, resigns, becomes incapacitated or is no longer able to serve as a member of the Board at any time, Dong-A shall be entitled to designate a replacement for such DA Designee, subject to the approval of such individuals by the Board and the Nominating and Governance Committee of the Board, to hold office for the remaining unexpired term of the DA Designee (or any successor designee previously appointed pursuant to this Section 2(c)). The Company shall take Necessary Action to appoint such successor designee to the Board in accordance with this Section 2(c) consistent with the Company’s certificate of incorporation, amended and restated bylaws and corporate governance principles. Any such successor designee who becomes a member of the Board member pursuant to this Section 2(c) shall be deemed to be a “DA Designee” for all purposes under this Agreement.

(d)            Each DA Designee shall agree to be bound by all policies, guidelines, procedures and codes of conduct generally applicable to non-employee directors, and shall provide information with respect to such DA Designee as would be required to be disclosed in connection with the solicitation of proxies for the election of such DA Designee as a director pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required to be disclosed pursuant to the rules of any national securities exchange on which any securities of the Company are listed or over-the-counter market on which any securities of the Company are traded. The compensation (including equity-based compensation) and rights to indemnity of, and reimbursement of expenses incurred by, the DA Designees that are members of the Board will be the same as those provided to other non-employee directors generally. When evaluating a prospective DA Designee for membership on the Board, the Board and the Nominating and Governance Committee shall apply the same review processes and standards as each of them, respectively, applies to other prospective non-employee directors generally.

(e)            In the event that the Nominating and Governance Committee or the Board relies on any provision of this Section 2 to exclude any DA Designee from management’s slate of nominees (or otherwise take adverse action with respect to any such DA Designee, including failing to recommend the election of such DA Designee), the Nominating and Governance Committee and the Board shall provide a detailed description of the reasons for such exclusion and afford Dong-A a reasonable opportunity to select a replacement DA Designee for inclusion on management’s slate of nominees.

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(f)            With respect to any nominees nominated by the Nominating and Corporate Governance Committee and the Board who are not DA Designees, Dong-A agrees to vote in favor of such nominees at each meeting of stockholders at which directors are elected.

(g)            For the avoidance of doubt, the rights of Dong-A pursuant to this Section 2 are personal to Dong-A and may not be transferred, assigned or otherwise disposed of, to any Person, by operation of law or otherwise.

(h)            If any director of the Company who is not a DA Designee (any such director, a “Company Director”) resigns from or otherwise ceases to serve on the Board, (i) such Company Director’s replacement or successor shall be nominated by the Nominating and Governance Committee or the Board in accordance with the charter thereof (a “Replacement Company Director”) and (2) each DA Designee shall, subject only to the good faith exercise of such director’s fiduciary duties under applicable law, vote in favor of the appointment of any Replacement Company Director to the Board. If a Replacement Company Director candidate is not appointed to the Board, including because one or more DA Designees fails to vote in favor of the appointment of such Replacement Company Director, then the Nominating and Governance Committee or the Board will recommend additional candidates until a Replacement Company Director is appointed.

(i)            If any Company Director resigns from or otherwise ceases to serve on the Nominating and Governance Committee or the Board, such Company Director’s replacement or successor on the Nominating and Governance Committee or the Board shall be a Company Director and the DA Designees shall promptly approve the appointment of a Company Director to the Nominating and Governance Committee or the Board as such replacement or successor.

3.	Representations and Warranties of Dong-A. Dong-A hereby represents and warrants to the Company as follows:

(a)            Organization. Dong-A is a corporation duly formed, validly existing, and subsisting under the Laws of the Republic of Korea.

(b)            Authority. Dong-A has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Dong-A of this Agreement and each of the transactions contemplated hereby have been duly and validly authorized and no additional authorization or consent is required in connection with the execution, delivery and performance by Dong-A of this Agreement or the consummation of any of the transactions contemplated hereby.

(c)            Binding Effect. This Agreement has been duly executed and delivered by Dong-A, and, subject to the due authorization and execution and delivery by the Company this agreement is the legal, valid and binding obligation of Dong-A, in accordance with its terms, subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

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(d)            Non-Contravention. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated under this Agreement by Dong-A do not and will not: (i) violate or conflict with Dong-A’s charter, bylaws, or any material Laws of any Governmental Authority to which Dong-A assets are subject, or by which Dong-A or Dong-A’s assets may be bound; or (ii) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a material default under, or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any material contract or agreement, to which Dong-A is a party or by which Dong-A or Dong-A’s assets may be bound.

4.	Representations and Warranties of the Company. The Company hereby represents and warrants to Dong-A as follows:

(a)            Organization. The Company is a corporation duly formed, validly existing, and subsisting under the Laws of Delaware.

(b)            Authority. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated under this Agreement. The execution, delivery, and performance of this Agreement by the Company and its consummation of the transactions contemplated under this Agreement have been duly authorized by all requisite action of the Company.

(c)            Binding Effect. This Agreement has been duly executed by the Company and delivered to Dong-A, and constitutes the legal, valid, and binding agreement of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

(d)            Non-Contravention. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated under this Agreement by the Company do not and will not: (i) violate or conflict with the Company’s certificate of incorporation, amended and restated bylaws or any material Laws of any Governmental Authority to which the Company’s assets are subject, or by which the Company or the Company’s assets may be bound; or (ii) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a material default under, or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any material contract or agreement, to which the Company is a party or by which the Company or the Company’s assets may be bound.

(e)            Acknowledgement. The Company understands and acknowledges that Dong-A is entering into the Purchase Agreement in reliance upon its execution, delivery and performance of this Agreement.

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5.	Voting.

(a)            Subject to Section 6(b), for a period of nine (9) months from obtaining the Stockholder Approval, to the extent that Dong-A is not then entitled to designate a majority or more of the directors constituting the Board, Dong-A agrees, on its own behalf and on behalf of its Affiliates, that neither it, nor its Affiliates, will directly or indirectly (except with the approval of the Company): (i) make, directly or indirectly, or become a “participant” in, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission promulgated under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to vote, or to advise or knowingly influence any Person with respect to the voting of, any voting securities of the Company (it being understood that the foregoing shall not restrict Dong-A or its Affiliates from tendering shares, receiving payment for shares or otherwise participating in any transaction initiated by a third party on the same basis as other stockholders of the Company, or from participating in any transaction that has been approved by the Board), (ii) form, join or in any way participate in a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than such group as may exist at the time of the Stockholder Approval) in connection with the election or removal of any Company Director to or from the Board, (iii) take any action that would reasonably be expected to cause or require the Company to make a public announcement regarding any actions prohibited by this Section 5(a) or (iv) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, knowingly assist or knowingly encourage, any other Persons in connection with any of the foregoing. This Section 5(a) shall not restrict Dong-A or its Affiliates in making any factual statement made to comply with any subpoena or other legal process or responding to a request for information from any governmental authority.

(b)            During the term of this Agreement, Dong-A and its respective Affiliates who or which now or hereafter own or have the right to vote or direct the vote of any shares of the Company Common Stock shall, in respect of any election of directors or at any meeting of the stockholders of the Company called expressly for the removal of directors, vote or cause to be voted all shares of the Company Common Stock that they are entitled to vote, whether now owned or hereafter acquired, in favor of any Company Director or nominee designated by the Nominating and Corporate Governance Committee and the Board and against the removal of any Company Director. During the term of this Agreement, Dong-A shall not, and shall cause its Affiliates not to, deposit any shares of the Company Common Stock that they own or have the right to vote (or direct the vote) into a voting trust or subject them to a voting agreement or other arrangement of similar effect (including granting any voting proxy or other voting authority with respect to such shares).

6.	Standstill.

(a)            Subject to Section 6(b), for a period of nine (9) months from obtaining the Stockholder Approval, to the extent that Dong-A is not then entitled to designate a majority or more of the directors constituting the Board, without the prior written approval of the Board in its sole discretion (which shall exclude the vote of the DA Designees), other than with respect to (a) compensation granted to any nominees of Dong-A in respect of their service as members of the Board and (b) the transactions contemplated by the Purchase Agreement, Dong-A hereby agrees, on its own behalf and on behalf of its Affiliates, that neither Dong-A nor any of its Affiliates shall, directly or indirectly, acquire any equity, debt or convertible securities of the Company (including any derivative, synthetic or other securities based on or related to any Company securities), or any interest therein.

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(b)            The restrictions under Section 5(a) and Section 6(a) shall terminate automatically upon the earliest to occur of (i) five (5) business days after the Company has been notified that it is in material breach of any provision of this Agreement, if such breach has not been cured within such notice period, provided that Dong-A is not in material breach of this Agreement at the time such notice is given; (ii) the announcement by the Company that it has entered into a definitive agreement with respect to any transaction that would result in the acquisition by any Person or group of Persons of more than 50% of the Company Common Stock; (iii) the commencement of any tender or exchange offer (by any Person other than Dong-A or its Affiliates) which, if consummated, would result in the acquisition by any Person or “group” of more than 50% of the Company Common Stock, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (provided that nothing shall prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); and (iv) the commencement of any voluntary bankruptcy or insolvency proceeding in respect of the Company.

7.             Termination. The Company and Dong-A may terminate this Agreement at any time upon mutual written agreement of the Company and Dong-A. This Agreement will automatically terminate without any further action on the part of the Company or Dong-A at such time that Dong-A no longer has the right to designate any directors to the Board pursuant to Section 2(b) hereof.

8.             Miscellaneous.

(a)            Governing Law; Jurisdiction; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)            Specific Performance. Each of the parties hereto acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 8(a), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security against it in connection with such remedy), this being in addition to any other remedy to which a party may be entitled at law or in equity. Each party hereto hereby consents to the right of the other parties hereto to the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions. Each party hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

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(c)            Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(d)            Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Dong-A, it being understood that nothing in this Agreement shall be deemed to prohibit Dong-A from requesting on a confidential basis an amendment to this Agreement or waiver or modification of its obligations hereunder. Any agreement on the part of a party to any amendment or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of a party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(e)            Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement

(f)            Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

(g)            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule, Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8(g) with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

(h)            Entire Agreement; No Third Party Beneficiaries. This Agreement, the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

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(i)            Interpretation. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

(j)            Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(k)            No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

Signatures on the Following Page

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In Witness Whereof, the Company and Dong-A hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NeuroBo Pharmaceuticals, Inc.

By:	/s/ Gil Price
Name:	Gil Price, M.D.
Title:	Chief Executive Officer and President

Dong-A ST Co., Ltd.

By:	/s/ Min Young Kim
Name:	Min Young Kim
Title:	Chief Executive Officer

Signature Page to

Investor Rights Agreement